Exhibit 99.1

For Further Information
Robert E. “Chip” Coffee: (843) 388-8433

Tidelands Bancshares, Inc.
Announces Completion of Private Placement

March 30, 2005 – Mt. Pleasant, South Carolina – Tidelands Bancshares, Inc., holding company for Tidelands Bank, is pleased to announce the closing of a private placement of approximately $16 million in common stock. Robert E. “Chip” Coffee, chief executive officer and president stated: “We are pleased to announce the successful completion of this offering. This additional capital will help our company achieve its growth plans. We plan to implement our growth strategy by expanding our market presence by opening additional offices and entering new markets.”

Sandler O’Neill Partners, L.P., a broker dealer registered with the National Association of Securities Dealers, Inc., served as the exclusive placement agent for the private offering.

Tidelands Bancshares, Inc. is the holding company for Tidelands Bank, which has its headquarters at 875 Lowcountry Boulevard, Mt. Pleasant, S.C. Tidelands also has loan production offices in Myrtle Beach and Summerville. We expect that the loan production office in Summerville will be converted to a full-service branch in early April.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.